Exhibit 99.1

CorEnergy Infrastructure Trust Announces Major Steps Toward

Energy Infrastructure REIT Qualification

Signs agreement to acquire $225 million pipeline asset from Ultra Petroleum

FOR IMMEDIATE RELEASE

LEAWOOD, Kan. – December 10, 2012 – CorEnergy Infrastructure Trust, Inc. (“CorEnergy”) (NYSE: CORR) today announced that it has entered into a definitive agreement to acquire a Liquids Gathering System (“LGS”) from Ultra Petroleum Corp. (NYSE: UPL) for $225 million in cash. The LGS will continue to be operated by UPL under a long-term triple net lease. Located in the Pinedale field in Wyoming, the LGS is a vital component of natural gas production in one of the top five natural gas fields in the U.S.

Prudential Capital Group, through its Dallas-based Energy Finance Group, will contribute $30 million as a co-investor in the acquisition and CorEnergy will contribute $130 million. The remainder of the acquisition cost will be financed with $65 million of non-recourse debt.

The key characteristics of the LGS acquisition satisfy CorEnergy’s targeted strategy and investment criteria including:

•	Stable, fixed asset that is vital to UPL’s operations.

•	Located in the Greater Green River Basin, the Pinedale and Jonah fields were estimated to have had in excess of 48 Tcfe of recoverable natural gas and an estimated reserve life of over 30 years as of December 31, 2011.

•	Less than 25% of the Pinedale field had been developed as of December 31, 2011 and UPL is focused on continued production and expansion in the field.

•	Minimum annual rent of $20 million provides source of steady rental income over 15-year initial term.

•	Additional participating rent based on volume of liquids provides upside potential.

•	UPL has industry leading operating fundamentals, a conservative financial profile and is a recognized low-cost operator.

“The LGS acquisition represents a significant step in our transition to become a real estate investment trust (“REIT”) by acquiring high-quality energy infrastructure assets with reliable cash flows and executing leases with quality operators,” said David Schulte, Chief Executive Officer of CorEnergy. “This asset provides a foundation upon which we plan to build a diversified energy infrastructure REIT. We expect this acquisition to be accretive to our distributions and we intend to recommend to our Board of Directors an increase to our annual distribution from $0.44 to $0.50 upon completion of the transaction.”

“The CorEnergy solution satisfies strategic objectives for Ultra Petroleum,” said UPL Senior Vice President and Chief Financial Officer, Mark Smith. “We maintain operational control over the LGS, while freeing up internal capital for growth which will in turn create additional value for our shareholders.”

Asset Description

The LGS was completed in 2010 and consists of more than 150 miles of underground gathering pipelines with 107 receipt points and four above-ground central gathering facilities that are utilized by UPL as a method of separating water, condensate and associated natural gas from a unified stream and subsequently selling or treating and disposing of the separated products. UPL’s non-operating working interest partners in the Pinedale field where UPL’s LGS is located pay UPL a fee for the use of UPL’s LGS. To date, no major operational issues have been reported with respect to the LGS.

The LGS has a current capacity of approximately 45,000 barrels per day and average throughput during the four quarters ended September 30, 2012 of approximately 36,000 barrels per day. The underground pipes that make up the majority of the LGS and certain other components, such as the separators, have useful lives that extend beyond the initial term of the lease. CorEnergy believes that the LGS can be expanded at a relatively low incremental cost by, for example, adding additional separating equipment.

Most of UPL’s exploration and development in the Pinedale field takes place on land under the jurisdiction of the Bureau of Land Management (BLM). The BLM has the authority to approve or deny oil and gas leases or to impose environmental restrictions on leases where appropriate. The BLM issued the Pinedale Record of Decision (“ROD”) in September 2008. Under the ROD, Ultra Petroleum gained year-round access to the Pinedale field for drilling and completion activities in development areas, provided Ultra Petroleum conducts an environmental mitigation effort, which includes the use of a liquids gathering system. This additional access resulted in increased drilling efficiencies and allowed for accelerated development of the field.

Lease Description

The 15-year triple net lease will provide a minimum annual base rent of $20 million, subject to an inflation adjustment. The lease also includes an additional participating rent based on volume growth of liquids in the LGS. The total rent (minimum plus participating) is capped at $27.5 million annually for the initial 15-year term. At the conclusion of the initial term, UPL’s subsidiary may renew the lease for additional, successive 5-year terms. UPL’s subsidiary will operate the LGS and will retain responsibility for maintenance and other capital expenditures required for its operation. UPL and one of its wholly-owned subsidiaries will unconditionally guarantee the lessee’s obligations.

Guarantor Description

UPL was incorporated in 1979 and is an independent oil and gas company engaged in the development, production, operation, exploration and acquisition of oil and natural gas properties. UPL leases approximately 93,000 gross (53,000 net) acres in and around the Pinedale and Jonah natural gas fields of the Greater Green River Basin in southwest Wyoming. The most recently available EIA data, dated 2009, indicated that the Pinedale field was among the top five U.S. natural gas plays based on proved reserves. As of December 31, 2011, UPL held an approximately 50% working interest in approximately 1,700 producing wells in these fields. The Pinedale and Jonah fields have estimated natural gas reserves of over 48 Tcfe as of December 31, 2011.

As of December 31, 2011, UPL had an estimated 4.3 Tcfe of proved reserves and 10.2 Tcfe of proved, probable and possible (3P) reserves in the Pinedale and Jonah fields. UPL’s third-party reservoir engineering firm, Netherland, Sewell & Associates, Inc., has identified an inventory of over 5,000 economic, future drilling locations.

UPL derives its revenues principally from the sale of its natural gas and associated condensate production from wells operated by UPL and others in the Greater Green River Basin. UPL is recognized as a low-cost operator in the industry in terms of both adding and producing oil and natural gas reserves. UPL’s all-in cash costs, defined as all-in costs excluding DD&A expenses, have consistently been lower than natural gas prices and for the twelve month period ended September 30, 2012 were $1.43 per Mcfe.

Transaction Financing

The $225 million acquisition will be completed through an indirect wholly-owned subsidiary of CorEnergy, Pinedale Corridor, LP (“Pinedale LP”). As co-investors, an indirect wholly-owned subsidiary of Prudential will contribute $30 million to Pinedale LP. Pinedale LP will also incur $65 million of non-recourse debt under a credit facility, for which KeyBank National Association will act as lead arranger and administrative agent. The remainder of the acquisition cost will be funded with cash that CorEnergy anticipates having available at the time of closing.

The transaction is expected to close in mid-December 2012.

KeyBanc Capital Markets is acting as exclusive financial advisor to CorEnergy in connection with the acquisition.

BofA Merrill Lynch is acting as exclusive structuring advisor in connection with CorEnergy’s energy infrastructure real asset strategy.

About CorEnergy Infrastructure Trust, Inc.

CorEnergy Infrastructure Trust, Inc. (NYSE: CORR), seeks to acquire midstream and downstream U.S. energy infrastructure assets and concurrently enter into long-term triple net leases with energy companies. CorEnergy intends to acquire infrastructure assets that qualify as real property for REIT purposes. The Company’s principal objective is to provide stockholders with an attractive risk-adjusted total return, with an emphasis on distributions and distribution growth. Formerly Tortoise Capital Resources Corp., CorEnergy previously traded under the ticker TTO. CorEnergy is managed by Corridor InfraTrust Management, LLC. Corridor is an affiliate of Tortoise Capital Advisors, L.L.C., a registered investment adviser with over $9.4 billion of assets under management in the U.S. energy infrastructure sector as of November 30, 2012. For more information, please visit www.corridortrust.com.

About Prudential Capital Group

Prudential Capital Group has been a leading provider of private debt, mezzanine and equity securities to companies worldwide for more than 70 years. Managing a portfolio of nearly $65 billion as of September 30, 2012, Prudential Capital offers senior debt and mezzanine capital, leverage leases, credit tenant leases, and equipment finance to companies worldwide. The global regional office network has locations in Atlanta, Chicago, Dallas, Frankfurt, London, Los Angeles, Minneapolis, Newark, N.J., New York, Paris and San Francisco. For more information, please visit www.prudentialcapitalgroup.com.

About Ultra Petroleum Corp.

Ultra Petroleum Corp. is an independent exploration and production company focused on developing its long-life natural gas reserves in the Greater Green River Basin of Wyoming—the Pinedale and Jonah fields—and is in the ongoing exploration and early development stages in the Appalachian Basin of Pennsylvania. Ultra is listed on the New York Stock Exchange and trades under the ticker symbol “UPL”.

Forward-Looking Statements

This press release contains certain statements that may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included herein are “forward-looking statements.” Although CorEnergy believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in CorEnergy’s reports that are filed with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required by law, CorEnergy does not assume a duty to update any forward-looking statement. In particular, any distribution paid in the future to our stockholders will depend on the actual performance of CorEnergy, its costs of leverage and other operating expenses and will be subject to the approval of CorEnergy’s Board of Directors and compliance with leverage covenants.

Contact Information:

Rachel Stroer, Investor Relations, 877-699-CORR (2677), info@corridortrust.com